Exhibit 10.1

FORM OF

STATERA BIOPHARMA, INC.

INDEPENDENT DIRECTOR’S AGREEMENT

This Independent Director’s Agreement (the “Agreement”) is entered into as of the ___ day of ______, 2022 by and between Statera Biopharma, Inc. a Delaware corporation with address at 2537 Research Blvd. Suite 201, Fort Collins CO 80526 (the “Company”), and ____________ at ______________ (the “Director”).

WHEREAS, the Company desires to retain and attract as directors the most capable persons available to serve on its Board of Directors (the “Board”);

WHEREAS, the Company believes that the Director possesses the necessary qualifications and abilities to serve as a director of the Company and perform the functions associated with such service; and

WHEREAS, the Company appointed the Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THERFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Director agree as follows:

1.

Service as Director. Director consents to serve as a member of the Board and agrees that he will perform all duties as a director of the Company, including without limitations (a) attending meetings of the Board; (b) using reasonable efforts to promote the interests of the Company (c) performing services as is consistent with his position as a member of the Board, as required and authorized by the Company’s Amended and Restated Articles of Incorporation, as amended (“Articles”) and bylaws; and (d) performing these and all services in accordance with high professional and ethical standards and in accord with all applicable laws and rules and regulations pertaining to his performance hereunder, including without limitation, all laws, rules and regulations relating to a private and potential a public company.

2.

Requirements of Director. During the Directorship Term (as defined herein), the Director will make reasonable efforts to attend and participate in all Board meetings, including quarterly pre-scheduled Board and committee meetings of the Board; participate on Management conference calls; serve on appropriate committees and subcommittees as reasonably requested and agreed upon by the Board; make himself available to the Company at mutually convenient times and places; attend external meetings and presentations when agreed on in advance, as appropriate and convenient; acknowledge and follow policies and procedures of the Company; and perform such duties, services and responsibilities expected of a Director, having the authority commensurate to such position. The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any

Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________

limitations set forth by the Sarbanes Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Director shall observe all applicable laws and regulations relating to independent Directors of a public company as promulgated from time and shall immediately report to the Company if he knows of any failure to satisfy the applicable laws and regulations relating to independent directors of a public company.

3.	Compensation and Expenses. As compensation for the services to be rendered by the Director under this Agreement, the Company will provide the following compensation and benefits:
a.

Reimbursement of Expenses. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, or otherwise incurred, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation regarding such expenses. Expenses authorized pursuant to this Section 3(b) shall be reimbursed promptly upon receipt of all required documentation. If the Director anticipates that for any particular quarter that his out-of-pocket expenses is likely to exceed $5,000.00, the Director agrees to notify the Company in advance to discuss the circumstances in a reasonable effort to contain costs.

b.	Compensation. The Company will provide compensation per the table and committee commitments in Appendix 1.

c.

Other Benefits. The Board (or a designated committee) may from time to time authorize additional compensation and benefits for Directors, including awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company.

d.

Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

4.

Term and Termination. The term of this Agreement and Director’s services hereunder shall commence upon execution by Director and the Company of this Agreement and shall continue until the Company’s 2022 annual meeting of shareholders, unless terminated as provided for in this Section 4. This Agreement and Director’s services hereunder shall terminate upon the earlier of the following: (a) removal of Director as a director of the Company, upon proper Board or shareholder action in accordance with the bylaws, Articles and applicable law; (b) resignation by Director as a director of the Company upon written notice to the Board; or (c) termination of this Agreement by the Company, in the event the requirements specified in Section 2 hereof are not satisfied, as determined by the Company in its sole discretion.

Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________

5.	Indemnification. The Company agrees to indemnify the Director for his activities as a member of the Board to the fullest extent permitted under applicable law.

6.	Confidential Information.

a.

Director acknowledges that during his service as a director of the Company, Director will have access to certain highly-sensitive, confidential, and proprietary information relating to the Company and its business (collectively, “Confidential Information”). Director acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material, whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof: record relating to any intellectual property developed by, owned and/or licensed by, controlled, or maintained by the Company; financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; information related to the processes; non-public information relating to the Company’s employees, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all other non- public information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Director reasonably knows should be, or has been, treated by the Company as confidential or proprietary.

b.

Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Director or other violation of this Agreement; or (iii) is disclosed to Director by a third party under no obligation to maintain the confidentiality of the information.

c.

Director acknowledges that all Confidential Information is the confidential and proprietary information of the Company and agrees to hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, nor use any Confidential Information for the benefit of Director and/or any third party, except in connection with providing services as a director of the Company or as authorized in writing by the Company.

d.

The restrictions in Section 6(c) above will not apply to any information that Director is required to disclose by law, provided that Director (i) notifies the Company of the existence and terms of such obligations (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________

e.

Director acknowledges and agrees that the Company will suffer irreparable harm in the event that Director breaches any of his obligations under Section 6 and that monetary damages would be inadequate to compensate the Company for such a breach. Accordingly, Director agrees that, in the event of a breach or threatened breach of any of Director’s obligations under this Section 6, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach. The Company shall not be required to post bond or other security in connection with any such injunctive relief. The Company will be entitled to recover its costs incurred n connection with any action to enforce this Section 6, including reasonable attorneys’ fees and expenses. The remedies described in the Section 6(e) are cumulative (not alternative) and in addition to all other rights and remedies available to the Company at law, in equity, or otherwise.

f.	Director’s obligation pursuant to this Section 6 shall survive any termination of this Agreement.

7.	Miscellaneous

a.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties relating to such subject matter.

b.

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Director, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Director may not assign, delegate or otherwise transfer any of Director’s obligations in this Agreement without the prior written approval of the Company.

c.

Counterparts. This Agreement may be executed in one or more counterparts (each of which may be traditional originals, fax copies, or PDF copies via email or other generally accepted electronic transmission), each of which will be deemed an original but all of which together will constitute one and the same agreement.

d.

Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the date it is actually delivered by (i) certified or registered U.S. mail, return receipt requested (ii) overnight courier service (such as FedEx), or (iii) personal delivery of such notice in person; in each case to the appropriate address shown below (or to such other address as party may designate by written notice to the other party):

Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________

If to the Director:

[__]

Phone: [__]

Email: [__]

If to the Company:

Statera Biopharma, Inc.

2537 Research Blvd, Suite 201 Fort Collins, CO 80537

Email: [__]

Attention: Chairman

e.

Amendments and Waivers. No amendments of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Director. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

f.

Severability. Each Provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not help invalid or unenforceable.

g.

Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to and “Section” refers to the corresponding Section of this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

h.	Governing Law. This Agreement will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law principles of any jurisdiction.

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Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and delivered as of the day and year first above written.

STATERA BIOPHARMA, INC.	DIRECTOR

By:	By:
Name: Michael K. Handley, Chairman	Name: [__]

CONFIDENTIAL APPENDIX 1

So long as consistent with applicable regulations and laws, the issuance of the first two quarters’ compensation in restricted shares and/or warrants may be reasonably delayed at the request of the Director with the agreement of the Company, such agreement by the Company not unreasonably withheld.

Director’s Agreement Statera Biopharma, Inc.	_____________ / _____________